Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Kathleen Bela, Investor Relations, phone: 510/572-4566, e-mail: kathleen.bela@lamrc.com
Lam Research Corporation Announces $500 Million Share Repurchase Program
FREMONT, Calif., August 24, 2005 — Lam Research Corporation (Nasdaq: LRCX) today announced that its Board of Directors has authorized the repurchase of $500 million of the Company’s common stock from the public market or in private purchases. The terms of the repurchase program will permit Lam to repurchase shares through September 30, 2008. As of June 26, 2005, Lam had approximately $894 million in total cash, short-term investments, and restricted cash and approximately 137 million shares outstanding. Under the Board’s previous $250 million share repurchase authorization, Lam had repurchased approximately seven million shares at an aggregate cost of approximately $214 million through August 23, 2005. Management is planning to repurchase both the amount remaining in the previous repurchase approval and the amount in the new repurchase approval according to the Board authorizations.
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to management’s plans for repurchasing Company stock under the approvals granted by the Board. These plans are dependent on the Company’s future financial condition, and management’s determinations of the continued value of a repurchase program.
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Such statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 26, 2005, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.
Lam Research Corporation is a major supplier of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on the NASDAQ National Market® under the symbol LRCX. Lam is a NASDAQ-100® company. The Company’s World Wide Web address is http://www.lamresearch.com.
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